Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-229822

Pricing Term Sheet

$400,000,000 2.950% Senior Notes due 2031

May 24, 2021

This pricing term sheet supplements the preliminary prospectus supplement of Huntsman International LLC, dated May 24, 2021, relating to the prospectus dated February 25, 2019.

Issuer:	Huntsman International LLC

Expected Ratings*:	Baa3 / BB+ / BBB- (Moody’s / S&P / Fitch)

Offering Format:	SEC-Registered

Security Type:	Senior Unsecured Notes

Security Title:	2.950% Senior Notes due 2031

Principal Amount:	$400,000,000

Maturity Date:	June 15, 2031

Coupon:	2.950%

Price to Public:	99.930%

Yield to Maturity:	2.958%

Spread to Benchmark Treasury:	+135 bps

Benchmark Treasury:	UST 1.625% due May 15, 2031

Benchmark Treasury Price/Yield:	100-05 / 1.608%

Pricing Date:	May 24, 2021

Settlement Date:	May 26, 2021 (T+2)

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2021

Optional Redemption:

Make-whole Call:	+25 bps

Par Call:	At any time on or after March 15, 2031, at par plus accrued and unpaid interest to the redemption date

Denominations:	Denominations of $2,000 and larger integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	44701Q BF8/US44701QBF81

Joint Book-Running Managers:

Citigroup Global Markets Inc.

BofA Securities, Inc.

Barclays Capital Inc.

Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

TD Securities (USA) LLC

Senior Co-Managers:	BMO Capital Markets Corp. ICBC Standard Bank Plc RBC Capital Markets, LLC Truist Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

The Issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the Issuer’s prospectus in that registration statement and any other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC website at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or calling BofA Securities, Inc. at 1-800-294-1322.

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